Exhibit 23 - Consent of Auditors
--------------------------------


James Stafford
Chartered Accountants*
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
* Incorporated professional






          Consent of Independent Registered Public Accounting Firm


We consent to the incorporation of our report dated 23 March 2006, with respect to the balance sheet of Mistral Ventures, Inc. as at 31 December 2005, and the related statements of operations, cash flows and changes in stockholder' equity for the period from the date of inception on 13 May 2005 to 31 December 2005 in the Form SB-2 of Mistral Ventures, Inc.



/s/ James Stafford
Chartered Accountants
Vancouver, Canada

14 April 2006